Exhibit 99.1
SIGNET JEWELERS REPORTS FIRST QUARTER FISCAL 2023 RESULTS

Delivers strong revenue growth and expands non-GAAP operating margin
Reaffirms full year guidance on confidence in sustainable and agile operating structure
$318 million of share repurchases completed in Q1 and authorization expanded by $500 million

HAMILTON, Bermuda, June 9, 2022 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended April 30, 2022 (“first quarter Fiscal 2023”).

“Signet's strong performance this quarter reflects our team’s successful execution and agility amidst retail headwinds,” said Virginia C. Drosos, Chief Executive Officer. “We generated nearly 9% topline growth, including 2.6% organic sales growth, enabled by our healthy inventory position, connected commerce capabilities and data-driven marketing. Customers responded to the breadth and newness within our assortment, particularly higher price point offerings, diamonds and precious metals. Our scale, strong balance sheet, and diversified banner portfolio provide flexibility to navigate macro level uncertainties, deliver consistent annual double-digit operating margin, and continue investing in differentiated capabilities to widen our competitive advantages."
“We are reaffirming our annual guidance and expanding our share repurchase authorization by $500 million,” said Joan Hilson, Chief Financial and Strategy Officer. “While we anticipated and experienced softening within lower price points resulting from heightened inflation and the lack of stimulus, we delivered offsets through tailored assortments, digital capabilities and enhanced services to maintain higher average transaction values. At this time, we continue to focus on the factors under our control and leverage our competitive advantages as we navigate the impact of this macro-economic environment on consumer behavior. We believe that the strategies, agility and discipline of our team will enable us to continue to drive long-term value for our shareholders.”

First Quarter Fiscal 2023 Highlights:
•Total sales were $1.8 billion, up $149.5 million or 8.9% to Q1 of FY22.
•Same store sales (“SSS”) up 2.5% (1) to Q1 of FY22.
•GAAP operating income of $0.2 million, down from $168.7 million in Q1 of FY22, including the impact of charges related to the resolution of previously disclosed litigation.
•Non-GAAP operating income(2) of $194.6 million, up from $168.9 million in Q1 of FY22.
•GAAP diluted loss per share of $1.89, down from a diluted earnings per share ("EPS") of $2.23 in Q1 of FY22, including $2.92 in charges related to the resolution of previously disclosed litigation, $2.19 in non-cash charges related to the buy-out of substantially all of the UK pension plan obligations and $0.07 in charges relating to the fair value adjustment of acquired inventory.
•Non-GAAP diluted EPS(2) of $2.86, up from $2.23 in Q1 of FY22.
•Cash and cash equivalents, at quarter end, of $927.6 million.
•Cash used for operating activities of $135.5 million, down approximately $297 million to Q1 of FY22 and driven by inventory in-stock replenishment.
•Completed $318.2 million of share repurchases during Q1, including $50 million related to completion of the previously announced accelerated share repurchase ("ASR") agreement.
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct is excluded.
(2) See non-GAAP reconciliation page.

	Fiscal 23 Q1	Fiscal 22 Q1
Sales ($ in millions)	$1,838.3	$1,688.8
SSS % change (1)	2.5%	106.5%
GAAP
Operating income	$0.2	$168.7
Operating income as % of sales	—%	10.0%
GAAP Diluted EPS (loss per share)	$(1.89)	$2.23
Non-GAAP (2)
Non-GAAP operating income	$194.6	$168.9
Non-GAAP operating income as % of sales	10.6%	10.0%
Non-GAAP Diluted EPS	$2.86	$2.23
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct is excluded.
(2) See non-GAAP reconciliation page.

First Quarter Fiscal 2023 Results:

	Change from previous year
First Quarter Fiscal 2023	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(0.9)%	6.3%	5.4%	—%	5.4%	$1,705.0
International segment	102.6%	(0.8)%	101.8%	(10.2)%	91.6%	$110.0
Other segment (1)	nm	nm	nm	nm	nm	$23.3
Signet	2.5%	6.6%	9.1%	(0.2)%	8.9%	$1,838.3
(1)     Includes sales from Signet’s diamond sourcing initiative.
nm    Not meaningful.

By reportable segment:
North America
•Total sales of $1.7 billion, up 5.4% to Q1 of FY22.
•SSS declined 0.9% to Q1 of FY22 reflecting higher average transaction value ("ATV") and a lower number of transactions.
International
•Total sales of $110.0 million, up 91.6% to Q1 of FY22.
•SSS grew 102.6% versus Q1 of FY22 reflecting prior year store operating restrictions, higher ATV and a higher number of transactions.

GAAP gross margin was $723.7 million, or 39.4% of sales, down 80 basis points to the first quarter last year. This primarily reflects similar merchandise margin to last year within organic banners and the strength of Diamonds Direct's bridal business which carries a lower relative margin. It also reflects the absence of COVID-related tax abatement within Signet's U.K. operations.
SG&A was $533.1 million, or 29.0% of sales, an improvement of 130 basis points to the first quarter last year. This improvement reflects the impact of the enhanced credit agreements finalized in the second quarter of Fiscal 2022, as well as the efficiency of Diamonds Direct’s operating model, partially offset by labor investments implemented in the back half of last year.
GAAP operating income was $0.2 million or 0.0% of sales, compared to $168.7 million, or 10.0% of sales in the prior year first quarter.
Non-GAAP operating income was $194.6 million, or 10.6% of sales, compared to $168.9 million, or 10.0% of sales in prior year first quarter. Non-GAAP operating income excluded $190.0 million in charges related to the resolution of previously disclosed litigation and $4.4 million in charges relating to the fair value adjustment of acquired inventory.

	First quarter Fiscal 2023		First quarter Fiscal 2022
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$24.8	1.5%	$212.0	13.1%
International segment	(6.4)	(5.8)%	(19.7)	(34.3)%
Other segment	3.0	nm	(0.9)	nm
Corporate and unallocated expenses	(21.2)	nm	(22.7)	nm
Total GAAP operating income	$0.2	—%	$168.7	10.0%

	First quarter Fiscal 2023		First quarter Fiscal 2022
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$219.2	12.9%	$212.2	13.1%
International segment	(6.4)	(5.8)%	(19.7)	(34.3)%
Other segment	3.0	nm	(0.9)	nm
Corporate and unallocated expenses	(21.2)	nm	(22.7)	nm
Total Non-GAAP operating income	$194.6	10.6%	$168.9	10.0%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter GAAP income tax benefit was $55.2 million compared to an income tax expense of $26.5 million in the prior year first quarter. On a non-GAAP basis, income tax expense was $18.6 million compared to income tax expense of $26.6 million in the prior year first quarter.
GAAP diluted loss per share was $1.89, including $2.92 in charges related to the resolution of previously disclosed litigation, $2.19 in non-cash charges related to the buy-out of substantially all of the U.K. pension obligations and $0.07 in charges relating to the fair value adjustment of acquired inventory. Excluding these charges (and related tax effects), diluted EPS was $2.86 on a non-GAAP basis.
GAAP EPS excludes the anti-dilutive impact of the preferred shares in the share count based on the net loss recorded in the first quarter of Fiscal 2023. Non-GAAP diluted EPS in the current quarter includes the dilutive impact of the preferred shares in the share count based on the level of non-GAAP net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Cash used for operating activities of $135.5 million in Q1 Fiscal 2023 compared to cash provided by operating activities of $161.1 million in the first quarter last year. Cash and cash equivalents were $927.6 million as of quarter end, compared to $1.3 billion last year. The year over year change to cash and equivalents was primarily driven by share repurchases and inventory in-stock replenishment, as well as the acquisition of Diamonds Direct in the prior year.
Ending inventory was $2.2 billion, up approximately $200 million to the first quarter last year as a result of the Company’s acquisition of Diamonds Direct in November 2021.

Return of Capital:
Signet's Board of Directors has declared a quarterly cash dividend on common shares from $0.20 per share for the second quarter of Fiscal 2023, payable August 26, 2022 to shareholders of record on July 29, 2022, with an ex-dividend date of July 28, 2022.
As of April 30, 2022 Signet repurchased approximately 4.3 million shares at an average cost per share of $73.42 or $318.2 million, including $50 million of repurchases related to the Company's completion of its previously announced ASR. Approximately $645 million remains under the Company’s newly expanded authorization.

Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views Environmental, Social and Governance ("ESG") initiatives as an important growth driver. Signet released its Fiscal 2022 Corporate Citizenship & Sustainability Report with a progress report on its 2030 Corporate Sustainability Goals. The report reflects the Company’s commitment to its Corporate Sustainability framework defined by Love for All People; Love for our Team; and Love for our Planet and Products. Since the release of its Corporate Sustainability Goals, approximately one year ago, the Company has successfully integrated the Inspiring Brilliance business strategy and long-term corporate sustainability initiatives into its culture and day to day business operations.

Fiscal 2023 Guidance:
Signet is reaffirming its Fiscal 2023 annual outlook which is provided on a non-GAAP basis.

	Second Quarter	Fiscal 2023
Total revenue (in billions)	$1.79 to $1.82	$8.03 to $8.25
Operating income (1) (in millions)	$188 to $204	$921 to $974
Diluted EPS (1)(2)		$12.72 to $13.47
(1) See description of non-GAAP measures below
(2) EPS range reflects updated assumptions and share repurchases completed in the first quarter
Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's second quarter and Fiscal 2023 Outlook is based on the following assumptions:
1.The Company’s outlook includes a level of consumer pressure, including inflation and the impact of stimulus, similar to what is currently being experienced. The Company’s outlook does not include a material worsening of macroeconomic factors which could impact consumer spending patterns and have associated impacts on business performance.
2.Signet continues to anticipate some shift of consumer discretionary spending away from the jewelry category reflecting decelerating levels of consumer confidence and pent-up demand for experience-oriented categories during the year.
3.Signet’s efforts to mitigate supply chain disruption have been effective thus far. Guidance assumes no significant disruptions in availability of inventory.
4.Annual effective tax rate of approximately 19% assumes no additional discrete items and no changes in current tax laws during the remainder of Fiscal 2023.
5.The above guidance excludes non-recurring charges for Fiscal 2023 related to the resolution of previously disclosed legal matter of $190 million, approximately $11 million relating to the fair value adjustment of acquired inventory that will be recognized within cost of sales in Fiscal 2023, and the non-operating non-cash charges for the buy-out of substantially all of the UK pension obligations of approximately $132 million.
6.Earnings per share excludes any further share repurchases.
7.Planned capital investments up to $250 million, reflecting continued investments in Connected Commerce capabilities, banner differentiation and technology harmonization.

Conference Call:
A conference call is scheduled for June 9, 2022 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free US Dial-in: 1-844-200-6205
Toll Free Canada Dial-in: 1-833-950-0062
International Dial-In: +1 929-526-1599
Access Code: 305452
Conference call participants may also pre-register at:

https://www.incommglobalevents.com/registration/q4inc/10951/signet-jewelers-first-quarter-fiscal-2022-earnings-call/

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for four consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, JamesAllen.com, Peoples, H. Samuel, Ernest Jones and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.jamesallen.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk and www.rocksbox.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and could have in the future, on Signet's business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor especially if COVID-19 vaccine mandates are implemented, consumer behaviors such as willingness to congregate in shopping centers and shifts in spending away from the jewelry category toward more experiential purchases, the impacts of the expiration of government stimulus on overall consumer spending, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of inflation or other pricing environment factors on the Company's commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position, including the impacts of inflation and rising prices on necessities such as gas and groceries; our ability to optimize Signet's transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant outsourcing agreements; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently proposed by the SEC; global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet's business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet's relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet's OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet's real estate footprint; the ability to satisfy the accounting requirements for "hedge accounting," or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet's information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet's subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, including Diamonds Direct, or executing other major business or strategic initiatives; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russian-Ukraine conflict), or another public health crisis or disease outbreak, epidemic or pandemic on Signet's business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2022 Annual Report on Form 10-K filed with the SEC on March 17, 2022 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash (used in) provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary purposes.

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
Net cash (used in) provided by operating activities	$(135.5)	$161.1
Purchase of property, plant and equipment	(20.8)	(11.3)
Free cash flow	(156.3)	149.8

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
Gross margin	$723.7	$678.4
Inventory step up - cost of sales	4.4	—
Non-GAAP Gross Margin	$728.1	$678.4

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
Total GAAP operating income	$0.2	$168.7
Charges related to transformation plan	—	(0.7)
Asset impairments, net (1)	—	(0.2)
Acquisition-related costs (2)	4.4	1.1
Litigation charges	190.0	—
Total non-GAAP operating income	$194.6	$168.9
(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition-related costs include the impact of the fair value step up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox in the first quarter of Fiscal 2022.

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
North America segment GAAP operating income	$24.8	$212.0
Charges related to transformation plan	—	(0.7)
Asset impairments, net (1)	—	(0.2)
Litigation charges	190.0	—
Acquisition-related costs (2)	4.4	1.1
North America segment non-GAAP operating income	$219.2	$212.2
(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition-related costs include the impact of the fair value step up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox in the first quarter of Fiscal 2022.

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
GAAP income tax expense (benefit)	$(55.2)	$26.5
Charges related to transformation plan	—	0.2
Pension settlement loss	25.0	—
Acquisition-related costs (1)	1.1	(0.1)
Litigation charges	47.7	—
Non-GAAP income tax expense	$18.6	$26.6
(1) Acquisition-related costs include the impact of the fair value step up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox in the first quarter of Fiscal 2022.

	13 weeks ended
	April 30, 2022	May 1, 2021
GAAP effective tax rate	39.8%	16.1%
Charges related to transformation plan	—%	0.1%
Pension settlement loss	(10.1)%	—%
Acquisition-related costs (1)	(0.4)%	(0.1)%
Litigation charges	(19.4)%	—%
Non-GAAP effective tax rate	9.9%	16.1%
(1) Acquisition-related costs include the impact of the fair value step up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox in the first quarter of Fiscal 2022.

	13 weeks ended
	April 30, 2022	May 1, 2021
GAAP Diluted EPS	$(1.89)	$2.23
Charges related to transformation plan	—	(0.01)
Pension settlement loss	2.70	—
Litigation charges	3.89	—
Acquisition-related costs (1)	0.09	0.02
Dilution effect (2)	(0.43)	—
Tax impact of items above	(1.50)	(0.01)
Non-GAAP Diluted EPS	$2.86	$2.23
(1) Acquisition-related costs include the impact of the fair value step up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox in the first quarter of Fiscal 2022.

(2) First quarter of Fiscal 2023 includes 59.2 millions diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS, as their effect was antidilutive.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	April 30, 2022	May 1, 2021
Sales	$1,838.3	$1,688.8
Cost of sales	(1,114.6)	(1,010.4)
Gross margin	723.7	678.4
Selling, general and administrative expenses	(533.1)	(512.0)
Other operating income (expense)	(190.4)	2.3
Operating income	0.2	168.7
Interest expense, net	(4.4)	(3.9)
Other non-operating income (expense)	(134.5)	0.1
Income (loss) before income taxes	(138.7)	164.9
Income taxes	55.2	(26.5)
Net income (loss)	$(83.5)	$138.4
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)
Net income (loss) attributable to common shareholders	$(92.1)	$129.8

Earnings (loss) per common share:
Basic	$(1.89)	$2.49
Diluted	$(1.89)	$2.23
Weighted average common shares outstanding:
Basic	48.8	52.1
Diluted	48.8	62.0

Dividends declared per common share	$0.20	$—

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Current assets:
Cash and cash equivalents	$927.6	$1,418.3	$1,298.4
Accounts receivable, net	17.1	19.9	78.9
Other current assets	209.9	208.6	187.1
Income taxes	144.7	23.2	58.4
Inventories	2,216.2	2,060.4	2,019.0
Total current assets	3,515.5	3,730.4	3,641.8
Non-current assets:
Property, plant and equipment, net	561.1	575.9	544.5
Operating lease right-of-use assets	1,141.8	1,206.6	1,301.2
Goodwill	486.4	484.6	244.9
Intangible assets, net	313.5	314.2	190.6
Other assets	232.4	226.1	241.0
Deferred tax assets	35.6	37.3	16.8
Total assets	$6,286.3	$6,575.1	$6,180.8
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Accounts payable	$880.7	$899.8	$700.1
Accrued expenses and other current liabilities	610.6	501.6	517.2
Deferred revenue	336.9	341.3	310.0
Operating lease liabilities	287.2	300.0	345.7
Income taxes	24.4	28.0	24.5
Total current liabilities	2,139.8	2,070.7	1,897.5
Non-current liabilities:
Long-term debt	147.1	147.1	146.8
Operating lease liabilities	948.1	1,005.1	1,087.3
Other liabilities	103.7	117.6	108.9
Deferred revenue	867.1	857.6	797.7
Deferred tax liabilities	171.1	160.9	171.1
Total liabilities	4,376.9	4,359.0	4,209.3
Commitments and contingencies
Series A redeemable convertible preferred shares	652.6	652.1	650.9
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	236.8	231.2	252.2
Other reserves	0.4	0.4	0.4
Treasury shares, at cost	(1,474.2)	(1,206.7)	(965.2)
Retained earnings	2,740.9	2,877.4	2,304.2
Accumulated other comprehensive loss	(259.7)	(350.9)	(283.6)
Total shareholders’ equity	1,256.8	1,564.0	1,320.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,286.3	$6,575.1	$6,180.8

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	April 30, 2022	May 1, 2021
Cash flows from operating activities
Net income (loss)	$(83.5)	$138.4
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	40.0	42.1
Amortization of unfavorable contracts	(0.5)	(1.4)
Share-based compensation	10.5	8.0
Deferred taxation	(14.9)	9.5
Pension settlement loss	131.9	—
Other non-cash movements	5.1	2.0
Changes in operating assets and liabilities, net of acquisitions:
Decrease in accounts receivable	2.8	9.8
(Increase) decrease in other assets and other receivables	(7.3)	44.0
(Increase) decrease in inventories	(167.3)	19.3
Decrease in accounts payable	(23.6)	(122.2)
Increase in accrued expenses and other liabilities	105.1	18.0
Change in operating lease assets and liabilities	(4.4)	(31.2)
Increase in deferred revenue	5.4	34.4
Change in income tax receivable and payable	(125.6)	(8.4)
Pension plan contributions	(9.2)	(1.2)
Net cash (used in) provided by operating activities	(135.5)	161.1
Investing activities
Purchase of property, plant and equipment	(20.8)	(11.3)
Purchase of available-for-sale securities	—	(1.0)
Proceeds from sale of available-for-sale securities	0.5	1.9
Acquisitions, net of cash acquired	(1.9)	(14.4)
Net cash used in investing activities	(22.2)	(24.8)
Financing activities
Dividends paid on common shares	(9.0)	—
Dividends paid on redeemable convertible preferred shares	(8.2)	—
Repurchase of common shares	(268.2)	—
Other financing activities	(40.2)	(13.7)
Net cash used in financing activities	(325.6)	(13.7)
Cash and cash equivalents at beginning of period	1,418.3	1,172.5
(Decrease) increase in cash and cash equivalents	(483.3)	122.6
Effect of exchange rate changes on cash and cash equivalents	(7.4)	3.3
Cash and cash equivalents at end of period	$927.6	$1,298.4

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On April 30, 2022, Signet had 2,854 stores totaling 4.2 million square feet of selling space. Compared to year-end Fiscal 2022, store count net stayed flat and square feet of selling space increased 0.4%.

Store count by segment	January 29, 2022	Openings	Closures	April 30, 2022
North America segment	2,506	14	(13)	2,507
International segment	348	1	(2)	347
Signet	2,854	15	(15)	2,854